Exhibit 23.5


                                   FORM OF
                        CONSENT OF ARTHUR ANDERSEN & CO.



We refer to the Registration Statement filed on Form S-4 (the "Registration Statement") which includes the Offers to Purchase dated o, 1998 by Smithfield Canada Limited to the holders of Common Shares, Class A Shares and Options of Schneider Corporation.

We consent to the use in this Registration Statement of our compilation report dated o, 1998 to the Directors of Smithfield Foods, Inc. and Smithfield Canada Limited on the following financial statements:

 o Pro forma consolidated condensed balance sheets as at February 1, 1998 which have been prepared assuming both the pooling of interests methods of accounting and the purchase method of accounting;

 o Pro forma consolidated condensed statements of income for the forty weeks ended February 1, 1998 and the fiscal years ended April 27, 1997, April 28, 1996 and April 30, 1995 which have been prepared assuming the pooling method of accounting.

 o Pro forma consolidated statements of income for the forty weeks ended February 1, 1998 and the fiscal year ended April 27, 1997 which have been prepared assuming the purchase method of accounting.

We report that we have read the Registration Statement referred to above and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the financial statements upon which we have reported or that is within our knowledge as a result of our audit of such financial statements.

This letter is provided to the securities regulatory authorities to which it is addressed pursuant to the requirements of their securities regulations and not for any other purpose.

Toronto, Ontario
       o,1998